Contact:   Edward F. Seserko

    President and CEO
    (412) 681-8400

     For Immediate Release
     January 22, 2015

EUREKA FINANCIAL CORP. ANNOUNCES EARNINGS
FOR THE THREE MONTHS ENDED DECEMBER 31, 2014

Pittsburgh, Pennsylvania – Eureka Financial Corp., (the “Company”), the parent holding company for Eureka Bank (the “Bank”), Pittsburgh, Pennsylvania, today announced net income for the three months ended December 31, 2014 of $380,000, or $0.32 diluted earnings per share, as compared to net income of $366,000, or $0.31 diluted earnings per share, for the three months ended December 31, 2013.  The increase in net income was primarily attributable to an increase in net interest income partially offset by an increase in non-interest expense.

The Bank, founded in 1886, is a federally chartered stock savings bank and operates two offices in the Pittsburgh metropolitan area.  The Company’s common stock trades in the over-the-counter market under the symbol “EKFC.”

The foregoing material may contain forward-looking statements concerning the financial condition, results of operations and business of the Company.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

	EUREKA FINANCIAL CORPORATION
	Selected Financial Data
	(Dollars in thousands except per share data)

	December 31,	September 30,
	2014	2014
	(Unaudited)

Total assets	$154,451	$152,059
Cash and investments	22,837	21,124
Loans receivable, net	128,758	128,111
Allowance for loan losses	(1,391)	(1,361)
Deposits	129,437	127,861
Total liabilities	131,402	129,365
Stockholders' equity	$23,049	$22,694

Nonaccrual loans	$762	$848
Repossessed assets	0	0
Total nonperforming assets	$762	$848

Allowance for loan losses to nonperforming loans	182.55%	160.50%
Nonperforming loans to net loans	0.59%	0.66%
Nonperforming assets to total assets	0.49%	0.56%
Book value per share	$19.01	$18.69
Number of common shares outstanding	1,212,210	1,213,986

	Three Months Ended December 31, (Unaudited)

	2014	2013

Interest income	$1,738	$1,677
Interest expense	206	242
Net interest income	1,532	1,435
Provision for loan losses	30	10

Net interest income after provision for loan losses	1,502	1,425
Noninterest income	25	25
Noninterest expense	939	879

Income before income taxes	588	571
Income tax expense	208	205

Net income	$380	$366